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                                    Exhibit (12)(a)

                       SUBSCRIPTION and INVESTMENT LETTER


                                    June 1, 2000



To:   State Street Research Growth Trust
      One Financial Center
      Boston, MA 02111-2690


      The undersigned hereby subscribes to one share (the "Share") each of Class A, Class B(1), Class B, Class C and Class S of beneficial interest of State Street Research Concentrated International Fund and one Class A share of beneficial interest of State Street Research Technology Fund (each referred to herein as the "Fund"), having a par value of $.001, at a price of $9.43 per share and agrees to pay therefor upon demand in cash the amount of $56.58.

      In connection with your sale of the above shares to us, we hereby confirm that we are acquiring the Share for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Share or of any interest therein. We hereby agree that we will not sell, assign or transfer the Share or any interest therein, except upon repurchase or redemption by the Fund, unless and until you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.


                                       Very truly yours,

                                       STATE STREET RESEARCH &
                                       MANAGEMENT COMPANY


                                       By: /s/ James M. Weiss
                                          -------------------------------------
                                          James M. Weiss
                                          Executive Vice President